AMENDED INVESTMENT ADVISORY CONTRACT

THIS AMENDED INVESTMENT ADVISORY CONTRACT (the “Contract”) is made by and between Muhlenkamp Fund ("the Fund"), one of a series of funds of the Wexford Trust, a Massachusetts Business Trust, and Muhlenkamp & Co., Inc. ("MCI") a Pennsylvania Corporation.

WITNESSETH:

WHEREAS, the Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities; and

WHEREAS, MCI engages in the business of providing investment advisory services and is registered as engaging in such business;

NOW THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

First. The Fund hereby employs MCI as investment adviser to the Fund for the period and on the terms as set forth in this Contract. MCI hereby accepts such employment and agrees, during such period, to render the services and assume the obligations for the compensation set forth herein. MCI, its directors, officers, employees and agents shall, for all purposes herein, be deemed to be providing services as an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for, represent, or in any way be deemed an agent of the Fund.

Second. The Fund employs MCI to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of MCI that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. MCI will discharge the foregoing responsibilities subject to the control of the Fund's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to MCI in writing, and applicable laws and regulations.

Third. MCI is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best execution of such transactions. MCI will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

Fourth. As compensation for services to be rendered to the Fund by MCI under the provisions of this Contract, the Fund shall pay to MCI a fee equal in amount to one/three-hundred-sixty-fifth of one percent daily (equivalent to 1% per annum), calculated at the market closing each day and based upon the total market value of all assets, securities and cash held as of that time each day. Effective January 1, 2005, the Fund shall pay to MCI a fee equal in amount to: (a) one/three-hundred-sixty-fifth of one percent daily (equivalent to 1% per annum) calculated at the market closing each day and based upon the total market value of all assets, securities and cash held as of that time each day up to $1,000,000,000; and (b) a fee equal in amount to one/three-hundred-sixty-fifth of 9/10 of one percent (equivalent to 0.9% per annum) on all amounts in excess of $1,000,000,000, calculated on the same basis, such fee to be accumulated and such accumulated amount to be due and payable to MCI at least monthly as payment in full for its services for the just completed prior monthly period.

Fifth. It is expressly understood and agreed that the services to be rendered by the investment adviser to the Fund under the provisions of this Contract are not to be deemed to be exclusive, and that MCI shall be free to render similar or different investment services to others so long as its ability to render the services provided for in this Contract shall not be impaired thereby, as determined in the reasonable judgment of the Board of Trustees.

Sixth. The Fund and MCI agree to furnish to each other current prospectuses, proxy statements, MCI’s current Form ADV and such other information with regard to their affairs as each may reasonably request.

Seventh. MCI agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Fund reasonably adopts and communicates to MCI in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

Eighth. It is understood and agreed that trustees, officers, employees, agents, and shareholders of the Fund may be interested in MCI as trustees, directors, officers, employees, agents and/or as shareholders, and that directors, officers, employees, agents and shareholders of MCI may be interested in the Fund in the same way, and that MCI itself as an entity may be interested in the Fund as a shareholder. Specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of MCI may continue as trustees, officers, employees, agents and shareholders of the Fund, that MCI, its directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and that MCI may render other services of any kind to any other investment company, corporation, association, firm or individual, so long as their ability to render the services provided for in this Contract shall not be impaired thereby, as determined in the reasonable judgment of the Board of Trustees..

Ninth. MCI shall be permitted hereunder to charge the Fund fees for services as provided in the attached Exhibit A. All other costs and expenses incurred by MCI in rendering the services shall be the sole responsibility of MCI. For example, but not by way of limitation, officers, directors, employees and agents of MCI who are, or may in the future be, trustees, officers, employees, agents or advisory board members of the Fund shall receive no compensation from the Fund for acting in such capacities. In the conduct of the respective businesses of the parties hereto and in the performance of this Contract, the Fund and MCI may share common facilities and personnel common to each other and its agreed hereunder that costs, as and when applicable and subject to the limitations herein provided, for shared facilities are to be shared fairly and equitably.

Tenth. MCI shall give the Fund the benefit of its best judgment and best efforts in rendering these services, and the Fund agrees as an inducement to undertake these services that MCI shall not be held liable hereunder for any mistake in judgment or any event whatsoever, provided that nothing herein shall be construed to protect MCI against any liability to the Fund or to its shareholders for MCI's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations hereunder.

Eleventh. This Contract will become effective on June 30, 2004 and will continue in effect until June 30, 2005, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Contract may be presented to the shareholders of the Fund. In such event, such continuance will be affected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Twelfth. This Contract may be terminated at any time upon 60 days written notice, without payment of any penalty, by the Fund's Board of Trustees or by a vote of a majority of the outstanding voting shares of the Fund. This Contract will automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of MCI. Upon the termination of this Contract, the obligations of the parties hereto shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Contract committed prior to such termination and except for the obligation of the Fund to pay MCI the fee provided herein, prorated to the date of termination.

Thirteenth. If any provision of this Contract is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract will not be affected thereby.

Fourteenth. This Contract, its construction and interpretation, the performance of the parties, and their rights, duties, and obligations will be governed and interpreted, to the extent not preempted by federal securities laws, under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles.

Fifteenth. This Contract revises and replaces all prior existing Investment Advisory Contracts.

IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affixed and duly attested by their authorized officers as of the 30th day of June 2004.

MUHLENKAMP FUND

Attest:/s/ Terrence McElligott	By: /s/ Al Kraft

MUHLENKAMP & COMPANY, INC.

Attest:/s/ James Head	By:/s/ Ronald H. Muhlenkamp

EXHIBIT A

REIMBURSED EXPENSES

Cost of maintaining the Fund's books, records and procedures.

Cost of day to day dealings with shareholders of the Fund.

Cost of payment of dividends to shareholders of the Fund.

Cost of stock transfers.

Cost of reports or notices mailed to shareholders of the Fund.

Expenses of annual shareholders’ meetings.

Cost of custodian fees.

Itemized legal fees related to the operation of the Fund.

Cost of Fund registration expenses.

Taxes

In no event shall the cost of all reimbursed expenses in any one calendar year be in excess of
1.50% of the average daily market value of the assets of the Fund.